Exhibit 10.2

December 12, 2022

Infinite Reality Holdings, Inc. and Infinite Reality, Inc.

75 North Water Street

Norwalk, CT 06854
Attn: General Counsel
Email: ericc@theinfinitereality.com

Newbury Street Acquisition Corporation

121 High Street, Floor 3

Boston, MA 02110

Attn: Thomas Bushey

Email: Tom.Bushey@sunderlandcapital.com

Re:	Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (“Sponsor Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (“Merger Agreement”), dated on or about the date hereof, by and among (i) Newbury Street Acquisition Corporation, a Delaware corporation (the “Purchaser”), (ii) Infinite Reality Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) Infinity Purchaser Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Infinity NBIR Company Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with Purchaser Merger Sub, the “Merger Subs,” and the Merger Subs collectively with the Purchaser and Pubco, the “Purchaser Parties”), and (v) Infinite Reality, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Merger Agreement.

Pursuant to the Merger Agreement, (i) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with holders of common stock of the Purchaser (other than EarlyBirdCapital, Inc. and Newbury Street Acquisition Sponsor LLC, which for purposes of this Agreement, is referred to as the “Holder,” solely with respect to the Founder Shares held by them) receiving Pubco Units, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with the Purchaser Merger, the “Mergers”), and with holders of common stock of the Company receiving shares of common stock of Pubco, holders of Company Options receiving Assumed Options and holders of Company Warrants receiving Assumed Warrants, and as a result of which Mergers, the Purchaser and the Company will become direct wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company. In order to induce the Company and the Purchaser to enter into the Merger Agreement and proceed with the Mergers, and in recognition of the benefit that the Mergers will confer on the Holder and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder hereby agrees with the Company and the Purchaser as follows:

1.             Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)     “Lock-Up Period” shall mean the period beginning on the date of this Agreement and ending (i) in respect of Lock-Up Shares of Holder (other than those Lock-Up Shares specified in clause (ii) below), on the earlier to occur of (A) the date that is six calendar months after the Closing Date or (B) the Pubco Common Stock VWAP for the preceding thirty (30) consecutive trading days equals or exceeds $13.50; and (ii) in respect of Lock-Up Shares which are allocable to the officers and directors of Holder, on the earlier to occur of (A) the date that is eighteen (18) calendar months after the Closing Date or (B) the termination of the Contingent Value Rights Agreement in accordance with its terms.

(b)     “Lock-Up Shares” of the Holder shall mean all shares of Pubco Common Stock held by the Holder immediately following the Closing issued in exchange for the Founder Shares held by the Holder.

(c)     “Permitted Transferee” shall mean any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the applicable Lock-Up Period pursuant to Section 3(b).

(d)     “Pubco Common Stock VWAP” means (a) the sum of the daily dollar volume-weighted average price for the Pubco Common Stock on the Nasdaq Stock Market, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., as reported by another authoritative source reasonably selected by Pubco, for each trading day during the applicable consecutive thirty (30) trading days after the Closing Date, divided by (b) thirty (30).

(e)     “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.             Agreement to Vote. The Holder will (a) vote all shares of common stock of the Purchaser, par value $0.0001 per share (“Purchaser Shares”) beneficially owned by it in favor of the Mergers and each other proposal related to the Mergers included on the agenda for the special meeting of stockholders of the Purchaser relating to the Mergers, (b) when such meeting of stockholders of the Purchaser is held, appear at such meeting or otherwise cause the Purchaser Shares beneficially owned by it to be counted as present thereat for the purpose of establishing a quorum and (iii) vote all Purchaser Shares beneficially owned by it against any action that would reasonably be expected to impede, interfere with, delay, postpone, frustrate or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Purchaser under the Merger Agreement or result in a breach of any covenant or other obligation or agreement of the Holder contained in this Sponsor Letter Agreement. The obligations of the Holder specified in this paragraph 1 shall apply whether or not the Mergers or any action described above is recommended by the Purchaser Board.

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3.              Lock-Up Provisions.

(a)    Subject to Section 3(b), the Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period with respect to such Lock-Up Shares.

(b)    Notwithstanding the provisions set forth in Section 3(a), the Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) Pubco’s officers or directors, or (B) any Affiliates or family members of Pubco’s officers or directors ; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of the Holder by virtue of the Holder’s certificate of incorporation or bylaws or comparable governing instruments, as in effect on the date of this Agreement; (vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (viii) to Pubco; (ix) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (x) forfeitures of shares of Pubco Common Stock to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a merger, stock exchange, reorganization or tender offer approved by the board of directors of Pubco or a duly authorized committee thereof or other similar transaction which results in all the holders of Pubco Common Stock having the right to exchange their shares of Pubco Common Stock for cash, securities or other property subsequent to the Closing Date; and (xii) in connection with any legal, regulatory or other order; provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees shall enter into a written agreement with Pubco agreeing to be bound by the transfer restrictions in this Section 3.

(c)    In order to enforce this Section 3, Pubco may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)    For the avoidance of doubt, the Holder shall retain all of its rights as a stockholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that the Holder is entitled to vote.

(e)    If the Holder is granted a release or waiver from any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-up Period, then the Holder shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the Holder immediately following the consummation of the Closing.

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4.             The Holder acknowledges and agrees that:

(a)   it is a party to a letter agreement with the Purchaser dated on or about March 22, 2021 (“Existing Letter Agreement”), which includes, among other things, an agreement to vote the Holder’s Purchaser Shares in favor of a Business Combination (as defined therein), transfer restrictions with respect to the Purchaser Shares, and a waiver of any and all right, title, interest or claim of any kind in or to any distribution of the trust account into which a portion of the net proceeds of the Purchaser’s initial public offering were deposited;

(b)   this Sponsor Letter Agreement is made in addition to, and does not amend, modify, terminate, or replace, the Existing Letter Agreement, and the Existing Letter Agreement remains in full force and effect, and in the event of any conflict between this Sponsor Letter Agreement and the Existing Letter Agreement, the parties hereto agree that the terms of this Sponsor Letter Agreement shall prevail; and

(c)   it is not entitled to and will not receive Pubco Units or CVRs in respect of the Founder Shares pursuant to the terms and conditions of the Merger Agreement.

5.             Termination. This Sponsor Letter Agreement shall terminate on the earliest to occur of: (i) the conclusion of the applicable Lock-Up Period; (ii) the mutual written consent of Pubco and the Holder party hereto; and (iii) the termination of the Merger Agreement in accordance with its terms; provided, that such termination shall not relieve the Holders from liability for any breach of this Sponsor Letter Agreement prior to its termination. Prior to any valid termination of the Merger Agreement, the Holder shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein. Notwithstanding anything to the contrary herein, the provisions of this paragraph 5 shall survive the termination of this Sponsor Letter Agreement.

6.            Binding Effect; Assignment. This Sponsor Letter Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Sponsor Letter Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

7.            Third Parties. Nothing contained in this Sponsor Letter Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

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8.              Governing Law; Jurisdiction. This Sponsor Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter Agreement or the transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Sponsor Letter Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) (the “Specified Courts”). The Holder hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Sponsor Letter Agreement and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Sponsor Letter Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. The Holder agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Holder irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Sponsor Letter Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1 of the Merger Agreement. Nothing in this paragraph 7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.              WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SPONSOR LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SPONSOR LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SPONSOR LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 8.

10.            Interpretation. The titles and subtitles contained in this Sponsor Letter Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Sponsor Letter Agreement. In this Sponsor Letter Agreement, unless the context otherwise requires: (a) any pronoun used in this Sponsor Letter Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, including any defined terms, include the plural and vice versa; (b) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (c) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Sponsor Letter Agreement shall be deemed in each case to refer to this Sponsor Letter Agreement as a whole and not to any particular section or other subdivision of this Sponsor Letter Agreement; (d) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; and (e) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Sponsor Letter Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Sponsor Letter Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Sponsor Letter Agreement.

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11.            Amendments and Waivers. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Sponsor Letter Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

12.            Severability. In case any provision in this Sponsor Letter Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.            Specific Performance. The Sponsor acknowledges that its obligations under this Sponsor Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Sponsor Letter Agreement by the Sponsor, money damages will be inadequate and the Company and the Purchaser will not have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Sponsor Letter Agreement were not performed by the Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, the Company and the Purchaser shall be entitled to an injunction or restraining order to prevent breaches of this Sponsor Letter Agreement by the Sponsor and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Sponsor Letter Agreement, at law or in equity.

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14.            Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of counsel) in connection with the entering into of this Sponsor Letter Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

15.            No Partnership Agency or Joint Venture. This Sponsor Letter Agreement is intended to create a contractual relationship among the Sponsor, the Company and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto. The Sponsor has acted independently regarding its decision to enter into this Sponsor Letter Agreement. Nothing contained in this Sponsor Letter Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Purchaser Shares.

16.            Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Sponsor Letter Agreement.

17.            Entire Agreement. This Sponsor Letter Agreement and the Existing Letter Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties hereto under this Sponsor Letter Agreement and the Existing Letter Agreement, the terms of this Sponsor Letter Agreement shall control and supersede any such inconsistency, conflict or ambiguity. Notwithstanding the foregoing, nothing in this Sponsor Letter Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Sponsor under any other agreement between the Sponsor and the Company or any certificate or instrument executed by the Sponsor in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Sponsor under this Sponsor Letter Agreement and the Existing Letter Agreement.

18.            Counterparts. This Sponsor Letter Agreement and any amendment hereto may be executed and delivered (including by electronic signature or by email in portable document format) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Sponsor Letter Agreement or any amendment hereto by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Sponsor Letter Agreement or any amendment hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Very truly yours,

Newbury Street Acquisition Sponsor LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

INFINITE REALITY HOLDINGS, INC.

By:
Name:
Title:

INFINITE REALITY, INC.

By:
Name:
Title:

Newbury Street Acquisition Corporation

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]